EXHIBIT 99.1

Epic Bancorp

851 Irwin Street
San Rafael, CA 94901
(415) 526-6400

For Immediate Release April 20, 2005

Contact:	Kit M. Cole Chairman/CEO 415-526-6400

Epic Bancorp Launches Investment Advisory Firm

William Osher Named Chief Economist
Of New Investment Planning Firm

San Rafael, CA—April 20, 2005 — Epic Bancorp (NASDAQ:EPIK) today announced the launch of Epic Wealth Management, a client-centered business providing investment management and financial advice to high-net worth families. Epic Wealth Management will also offer its services through the investment centers at every full-service branch of Tamalpais Bank.

At the same time, Epic announced that William D. Osher had been named chief economist, director of fixed income and senior portfolio manager for the new firm, which will offer fee-based investment management and financial planning.

“Investment advisory services are a key element,” said Kit M. Cole, chairman and CEO of both Epic Bancorp and Epic Wealth Management, “of our commitment to become Marin County’s private-bank-of-choice.

“Our strategy is to become a community-based provider of financial services to high net worth families and we will accomplish this by meeting the overall financial needs of our clients through a relationship-based collaborative approach in every aspect of our business.”

Epic Wealth Management currently manages more than $250 million of client equity and fixed-income investments.

“In 2005, we intend to focus our efforts on growing the investment management component of our businesses both through organic business development and through the acquisition of other investment management firms,” Cole said.

Osher, the current town treasurer of Tiburon, CA, comes to Epic Wealth Management from Harris Bretall, Sullivan and Smith LLC, where he was chief economist, director of fixed income investments and equity sector strategist.

“I am very excited about being part of an organization so committed to bringing top quality investment and financial planning advice to its clients.” Osher said. “Today’s financial landscape is full of both opportunity and complexities. I am looking forward to working with our clients to make their financial experiences both positive and profitable.”

At Epic Wealth Management, Osher will manage the firm’s fixed income portfolios and will be the economic and sector strategist. He will be a member of the Investment Strategy Committee, responsible for setting the top down direction for both the firm’s equity and fixed income investments.

Osher holds a BA from Claremont Mc Kenna College and an MBA in Finance and Accounting from Northwestern University’s J.L. Kellogg Graduate School of Management. He also holds a Certified Pension Consulting degree and is a Chartered Financial Analyst (CFA). He is a member of the CFA Institute, the Security Analysts of San Francisco and the California Municipal Treasurers Association.

Epic Wealth Management and Tamalpais Bank are both wholly owned subsidiaries of Epic Bancorp. Tamalpais Bank operates five full service branches in Marin County, located in Mill Valley, Greenbrae, San Anselmo, central San Rafael and in Terra Linda at the Northgate Shopping area. A sixth branch, Corte Madera, will open later this year.

About Epic Wealth Management

Epic Wealth Management specializes in helping clients of Tamalpais Bank and other high net worth families reach their lifetime financial goals through a collaborative, comprehensive and education-oriented approach to investment management. Epic Wealth Management and Epic Bancorp are located at 851 Irwin Street in San Rafael. For more information on Epic Wealth Management please call (415) 526-4300.

About Tamalpais Bank in the Community

From its inception in 1991, Tamalpais Bank has made its commitment to the Marin County community a priority, establishing and continuing to underwrite the annual Heart of Marin program, recognizing outstanding contributions to the Marin non-profit community through its Community Outreach Program.

About Epic Bancorp

Epic Bancorp, based in San Rafael, CA, is the holding company of Tamalpais Bank, which operates five full-service branches in Marin County, with a sixth expected to open in Corte Madera in summer 2005. Epic Bancorp is also the holding company for Epic Wealth Management, which is a provider of investment management and financial planning services to high net worth clients. The Company had $426 million in assets and $275 million in deposits for the period ended December 31, 2004. Shares of the Company’s common stock are traded on the NASDAQ Small Cap Market System under the symbol EPIK. For additional information, please contact Ms. Cole at (415)-526-6400.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of Tamalpais Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; and (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged;(5) other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Epic Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Epic Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments